Exhibit 99.1

Contact:	Contact:	Contact:
	Trans World Entertainment	MWW Group
J. Sullivan	John J. Sullivan	Richard Tauberman
	EVP, Chief Financial Officer	(rtauberman@mww.com)
(518) 452-1242	(518) 452-1242	(201) 507-9500

News Release
38 Corporate Circle
Albany, NY 12203

www.twec.com

TRANS WORLD ENTERTAINMENT ANNOUNCES FIRST QUARTER 2006 RESULTS

– Company Provides Guidance For 2006 –

Albany, NY, May 18, 2006 — Trans World Entertainment Corporation (Nasdaq National Market: TWMC) today announced total sales for the first quarter ended April 29, 2006 increased 1% to $288.5 million, compared to $285.4 million in the first quarter of 2005. For the first quarter of 2006, loss before extraordinary gain was $8.0 million, or $0.26 per share. Net loss for the first quarter of 2005 was $1.0 million, or $0.03 per share. The 2006 results include the operations of the Musicland stores acquired by the Company on March 27, 2006. The Company is in the process of finalizing the purchase accounting related to the Musicland acquisition, and expects to recognize an extraordinary gain in the first quarter of 2006, which will be reflected in the results presented in the Company’s Form 10-Q to be filed in June. Comparable store sales in the first quarter of 2006 decreased 7%.

“Our first quarter results were in line with our expectation as we were impacted by the sluggish performance of music and video games. We did see a good performance in our DVD category helped by strong DVD releases and in other categories supported by improved merchandising initiatives in these businesses,” said Robert J. Higgins, Chairman and Chief Executive Officer of Trans World Entertainment. “We expect second quarter comparable sales to be low negative to flat and total sales to increase over 20% on an improved line-up of music releases, continued strength in our DVD, improvement in video games, growth in the electronics, accessories and trend categories and the remerchandising of the acquired stores.”

Gross profit as a percentage of sales for the first quarter of 2006 was 34.8% versus 36.6% in the first quarter of 2005 reflecting increased competitive pricing in the CD and DVD categories. SG&A as a percentage of sales was 36.5% compared to 34.2% last year, which includes integration expenses related to the purchase of Musicland of $2.0 million.

For fiscal year 2006, management expects income before extraordinary gain in the range of $0.10 to $0.20 per share on sales of $1.6 billion. This range assumes flat comparable store sales for the year, gross margin in the range of 34.0% and selling, general and administrative expense in the range of 31.0%.

“During 2006, we will strengthen our position as the market leader and through our proven industry expertise extend Trans World’s leadership position. Our integration of the Musicland chain is on track and we expect the acquisition to be accretive in the third quarter,” Mr. Higgins concluded.

Trans World Entertainment is the nation’s largest specialty music and video retailer. The Company operates over 1,100 retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico. The Company operates mall stores under the f.y.e., Sam Goody and Suncoast brands and freestanding locations under the names Coconuts Music and Movies, Strawberries Music, Wherehouse, Sam Goody, Spec’s and Second Spin. The Company also operates on the web at www.fye.com, www.coconuts.com, www.wherehouse.com, www.secondspin.com, www.samgoody.com and www.suncoast.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

- table to follow -

TRANS WORLD ENTERTAINMENT CORPORATION
Financial Results

INCOME STATEMENTS:
(in millions, except per share data)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	April 29, 2006	% to Sales	April 30, 2005	% to Sales
Sales	$288.5		$285.4

Cost of sales	188.1	65.2%	180.8	63.4%
Gross profit	100.4	34.8%	104.6	36.6%

Selling, general and administrative expenses	105.5	36.5%	97.7	34.2%

Depreciation and amortization	8.6	3.1%	8.2	2.9%
Loss from operations	(13.7)	-4.8%	(1.3)	-0.5%

Interest expense, net	0.5	0.2%	0.2	0.1%

Loss before income taxes and extraordinary gain – unallocated negative goodwill	(14.2)	-5.0%	(1.5)	-0.6%
Income tax benefit	(6.2)	-2.2%	(0.5)	-0.3%

Loss before extraordinary gain – unallocated negative goodwill	$(8.0)	-2.8%	$(1.0)	-0.4%

Basic loss per common share:
Loss per share before extraordinary gain – unallocated negative goodwill	$(0.26)		$(0.03)

Weighted average number of common shares outstanding – basic	30.6		32.9

Diluted loss per common share:
Loss per share before extraordinary gain – unallocated negative goodwill	$(0.26)		$(0.03)

Weighted average number of common shares outstanding – diluted	30.6		32.9

SELECTED BALANCE SHEET CAPTIONS:
(in millions, except store data)

Cash and cash equivalents	$17.9		$68.0
Merchandise inventory	566.0		409.4
Fixed assets (net)	128.9		126.0
Accounts payable	252.3		185.2
Borrowings under line of credit	35.6		—
Long-term debt, less current portion	18.6		16.5

Stores in operation	1,107		804